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                                                                      Exhibit 16


                         [LETTERHEAD OF MOSS ADAMS LLP]



Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

We were previously principal accountants for Universal Ice Blast, Inc. (the Company) and on March 23, 2001, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2000 and 1999. On April 2, 2002 we informed the Company we were not standing for re-appointment as principal accountants of the Company. We have read the Company's statements included under Item 4 of its Form 8-K for April 2, 2002 and we agree with such statements, except that we are not in a position to agree or disagree with the following statements made by Universal Ice Blast, Inc.:

     "On April 8, 2002 we engaged Williams & Webster, P.S. as our independent accountant to audit our financial statements for the year ended December 31, 2001."

     "During the years ended December 31, 2000 and 1999 and through April 8, 2002, we have not consulted with Williams & Webster, P.S. regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, that was an important factor we considered in reaching a decision on an accounting, auditing, or financial reporting issue, or the type of audit opinion that might be rendered on our financial statements, or (ii) any matter that was the subject of either a disagreement or a reportable event."

/s/ Moss Adams LLP

Seattle, Washington
April 8, 2002